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The RealReal Names Ajay Gopal as its Chief Financial Officer and Appoints Karen Katz as Chairperson of its Board of Directors

San Francisco, CA – February 21, 2024 – The RealReal (Nasdaq: REAL)—the world’s largest online marketplace for authenticated, resale luxury goods—today announced that it has hired Ajay Gopal as its Chief Financial Officer (CFO), effective March 18, 2024, and that it has appointed its current board member Karen Katz as Chairperson of its Board of Directors (Board), effective February 20, 2024.

“I’m thrilled to welcome Ajay to The RealReal,” said John Koryl, The RealReal’s Chief Executive Officer. “Not only does Ajay have robust experience in high-growth and transformative businesses, but his diverse background and experience across eCommerce and two-sided marketplaces is invaluable as The RealReal continues its drive toward profitability.”

Mr. Gopal currently serves as CFO of Outside Interactive and has extensive experience helming tech-enabled consumer companies, having previously served as CFO at Good Eggs, Helix and StubHub. He has also held senior leadership positions in finance at eBay and GE Healthcare. Mr. Gopal has proven his strategic ability to leverage finance organizations to help drive profitable growth. At StubHub, he led finance through a transformative time when the business doubled in size to exceed $1B in global revenues and expanded its presence from four to over 45 countries.

"Over the past few years, resale has gained significant momentum and attention from consumers as well as investors," said Mr. Gopal. "I am drawn to The RealReal’s best-in-class experience, and I’m excited to be partnering with this exceptional team to continue to execute on its strategy and create long-term value for our stockholders."

Mr. Gopal holds a Master of Management Studies degree from the Birla Institute of Technology and Science.

On the appointment of Ms. Katz as Chairperson of the board, Mr. Koryl continued, “Karen has made immeasurable contributions to The RealReal since she joined the Board in 2021. Her industry knowledge, strategy expertise and proven track record is unmatched. This appointment comes at a critical time for the company as we focus on profitable growth, and I am confident she will help take The RealReal to new heights.”

With a career spanning decades in luxury retail, Ms. Katz has established herself as a visionary leader. As the former CEO of Neiman Marcus Group, Ms. Katz leveraged Neiman Marcus’ brick-and-mortar presence – including Neiman Marcus, Bergdorf Goodman and Last Call – to launch its omnichannel strategy, integrating customers’ online and in-store experiences through

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technology and personalization. She also led the 2014 acquisition of luxury e-commerce retailer, Mytheresa, scaling its e-commerce offerings to support Neiman Marcus’ omnichannel strategy.

"We are thrilled to name Karen as Chairperson of the Board," said Rob Krolik, who served as The RealReal’s Lead Independent Director from January 2019 until Ms. Katz’s appointment as Chairperson. "Her vast experience and industry leadership is unparalleled. It has been an honor to serve on the Board with Karen, and I look forward to continue working with her as she propels The RealReal into this next phase of the business.”

Ms. Katz currently serves on the Board of Directors at Under Armour, Humana, and Rokt.

About The RealReal Inc.
The RealReal is the world’s largest online marketplace for authenticated, resale luxury goods, with more than 34 million members. With a rigorous authentication process overseen by experts, The RealReal provides a safe and reliable platform for consumers to buy and sell their luxury items. We have hundreds of in-house gemologists, horologists and brand authenticators who inspect thousands of items each day. As a sustainable company, we give new life to pieces by thousands of brands across numerous categories—including women’s and men’s fashion, fine jewelry and watches, art and home—in support of the circular economy. We make selling effortless with free virtual appointments, in-home pickup, drop-off and direct shipping. We do all of the work for consignors, including authenticating, using AI and machine learning to determine optimal pricing, photographing and listing their items, as well as handling shipping and customer service.

Investor Relations Contact:
Caitlin Howe
caitlin.howe@therealreal.com

Press Contact:
Laura Hogya
Laura.hogya@therealreal.com
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